Exhibit (d)(4)

Version

Project Woods

Up to EUR 500,000,000

Shareholder Loan Facility Agreement

between

Novartis BidCo AG

(as Lender)

and

MorphoSys AG

(as Borrower)

dated

June 20, 2024

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TABLE OF CONTENTS

Preamble			5

I.	Definitions and Interpretation		5
	1.	Definitions	5
	2.	Construction	6
	3.	Currency symbols and definitions	7

II.	The Facility		7
	4.	Facility	7
	5.	Purpose	7
	6.	Monitoring	7
	7.	Advances	7
	8.	Bank Account to be credited	8

III.	Repayment, Prepayment and Cancellation		8
	9.	Repayment	8
	10.	Mandatory Prepayment	8
	11.	Voluntary prepayment	9
	12.	Restrictions	9

IV.	Interest		9
	13.	Interest	9
	14.	Calculation of interest	9
	15.	Payment of interest	9
	16.	Default interest	9

V.	Interest Periods		10
	17.	Length of Interest Periods	10
	18.	Non-Business Days	10

VI.	Events of Default		10
	19.	Non-payment	10
	20.	Other obligations	10
	21.	Cross default	11
	22.	Insolvency	11
	23.	Insolvency proceedings	11
	24.	Creditors' process	12
	25.	Unlawfulness	12
	26.	Acceleration	12

VII.	Payment Mechanics		12
	27.	Payments to the Lender	12
	28.	Distributions to the Borrower	12
	29.	Partial payments	12
	30.	No set-off by the Borrower	13
	31.	Business Days	13
	32.	Set-off	13

VIII.	Notices		13
	33.	Communications in writing	13
	34.	Addresses and electronic mail address	13
	35.	Delivery	14
	36.	Electronic communication	14
	37.	English language	14

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IX.	Calculations and Certificates		15
	38.	Certificates and Determinations	15
	39.	Day count convention	15

X.	Miscellaneous		15
	40.	Costs and expenses	15
	41.	Partial invalidity and unintentional gaps	15
	42.	Remedies and waivers	15
	43.	Amendments and waivers	16
	44.	Conclusion of this Agreement	16
	45.	Governing Law	16
	46.	Jurisdiction	16
	47.	Entire Agreement	16

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SHAREHOLDER LOAN FACILITY AGREEMENT

THIS AGREEMENT is dated 20 June 2024 (this “Agreement”) and made between:

1.	Novartis BidCo AG, a stock corporation incorporated under the Laws of Switzerland, with registered office at Lichtstrasse 35, 4056 Basel, Switzerland and being registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under CHE-477.907.492 as lender (the "Lender"); and

2.	MorphoSys AG, a stock corporation (Aktiengesellschaft) incorporated under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Munich under number HRB 121023 as borrower (the "Borrower").

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Preamble

(A)	This Agreement is entered into as agreed between the Parties in the business combination agreement dated 5 February 2024 (as amended from time to time, the "Business Combination Agreement") and the side letter dated 24 May 2024 (as amended from time to time, the "Side Letter") in relation to the Business Combination Agreement, pursuant to which Novartis AG and Novartis BidCo AG assumed the obligation to provide MorphoSys AG with the financial resources required following completion of the Takeover Offer to enable the relevant Group Companies to pay any obligations of the Company arising from the implementation of the Takeover Offer.

(B)	Pursuant to the terms of the Side Letter, the Parties agreed, among other things, that as soon as this Agreement is in place, the Borrower will be able to drawdown under this Agreement an amount equal to the aggregate of the sums the Borrower has so expended to pay its obligations arising from the implementation of the Takeover Offer as and when due prior to this Agreement becoming effective and, if and when the relevant amounts become due for the Borrower, the other amounts to be provided by Parent and the Bidder under the Post Closing Financing Undertaking.

Now, therefore, the Parties hereby agree as follows:

I.               Definitions and Interpretation

1.             Definitions

Capitalised terms used in this Agreement have the same meaning as in the Side Letter and the Business Combination Agreement (as applicable). In addition, in this Agreement:

"Advance" means an advance made or to be made under this Agreement or the principal amount outstanding for the time being of that advance.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Basel, Zurich, Frankfurt am Main and Munich and in relation to a date for payment in euro, a day which is a TARGET Day.

"Civil Code" means Bürgerliches Gesetzbuch (BGB).

"Event of Default" means any event or circumstance specified as such in Section VI (Events of Default).

"Facility" means the term facility made available under this Agreement as described in Section II (The Facility).

"Finance Document" means this Agreement and any other document designated as such by the Lender and the Borrower.

"First Interest Payment Date" means 30 June 2025.

"Interest Payment Date" means (i) the First Interest Payment Date, (ii) each anniversary of the First Interest Payment Date and (iii) the Termination Date. If, however, any such day is not a Business Day, the Interest Payment Date will instead be the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

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"Interest Period" means, in relation to the Advances, each period determined in accordance with Section V (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Section 16 (Default interest).

"Margin" means 0.25%.

"Material Adverse Effect" means a material adverse effect on or material adverse change in:

(a)	the financial condition, assets or business of the Borrower;

(b)	the ability of the Borrower to perform its material obligations under any Finance Document; or

(c)	the validity or enforceability of any Finance Document which is adverse to the interests of the Lender.

"Participating Member State" means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Relevant Market" means the European interbank market.

"T2" means the real time gross settlement system operated by the Eurosystem, or any successor system.

"TARGET Day" means any day on which T2 is open for the settlement of payments in euro.

"Termination Date" means 31 December 2026.

"Unpaid Sum" means any sum due and payable but unpaid by the Borrower under the Finance Documents.

2.              Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(ii)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iii)	a "person" includes any individual (natürliche person), legal person (juristische Person) organized under private or public law, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other association of joint ownership (Gesamthandsgemeinschaft) or other entity (whether or not having separate legal personality);

(iv)	a provision of law is a reference to that provision as amended or re-enacted;

(v)	a time of day is a reference to Munich time; and

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(b)	Section and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is "continuing" if it has not been waived.

3.             Currency symbols and definitions

"€", "EUR" and "euro" denote the single currency of the Participating Member States.

II.               THE FACILITY

4.             Facility

Subject to the terms and conditions of this Agreement, the Lender makes available to the Borrower a term loan facility in the amount of up to EUR 500,000,000.

5.             Purpose

The Borrower shall apply all amounts borrowed by it:

(a)	towards payments to the Borrower's advisors payable in connection with the acquisition of shares in the Borrower by the Lender;

(b)	towards payments to holders of convertible bonds issued by the Borrower due to an accelerated redemption of such convertible bonds;

(c)	towards payments to beneficiaries of long term incentives (LTI) for 2021 to 2024, in particular (but not limited to) in connection with accelerated vestings, and severance packages; or

(d)	to general corporate purposes.

6.             Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

7.             Advances

(a)	Subject to the terms and conditions of this Agreement, upon request of the Borrower, the Lender will make Advances available to the Borrower in EUR and in such principal amounts and for such periods as the Borrower and the Lender may agree.

(b)	Each Advance requested by the Borrower shall be made in writing (pdf-copy of executed request to be sent and signed (e.g. by using DocuSign) electronically, sufficient) by a request to the Lender in substantially the form as attached in the Schedule hereto.

(c)	No Advance shall be made on or after the Termination Date.

(d)	The aggregate amount of outstanding Advance(s) must not, at any time exceed the amount of the Facility.

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8.            Bank Account to be credited

Each Advance shall be made available by the Lender to the Borrower, subject to Section 7 above, within five (5) Business Days following receipt of the relevant request by the Borrower by way of a bank transfer from the bank account of the Lender to the following bank account of the Borrower:

Bank:	XXXXXXXXX
IBAN:	XXXXXXXXX
SWIFT for transfer in EUR:	XXXXXXXXX
Account Holder:	MorphoSys AG

or to any other bank account which the Borrower may specify in the relevant request.

III.              Repayment, Prepayment and Cancellation

9.            Repayment

Each advance shall be repaid by the Borrower on such date or dates before the Termination Date as may be agreed between the Borrower and the Lender, and in absence of such agreement, on the Termination Date at the latest.

10.          Mandatory Prepayment

(a)	Reduction in shareholding

If Novartis AG (registered with the commercial register office (Handelsregisteramt) of the Canton of Basel-City under CHE-103.867.266) ceases to hold (directly or indirectly) more than 50% of the share capital or, as applicable, voting rights in the Borrower:

(i)	the Lender may notify the Borrower upon becoming aware of that event;

(ii)	upon the Lender notifying the Borrower, the undrawn Facility will be immediately cancelled; and

(iii)	the Borrower shall repay the Advances on the Interest Payment Date that is at least six months after the notification pursuant to Section 10(a)(ii) and the Facility shall be cancelled in the amount repaid.

(b)	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Advance or it becomes unlawful for any affiliate of the Lender for the Lender to do so:

(i)	the Lender shall promptly notify the Borrower upon becoming aware of that event;

(ii)	upon the Lender notifying the Borrower, the undrawn Facility will be immediately cancelled; and

(iii)	the Borrower shall repay the Advances on the next Interest Payment Date for the relevant Advance occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Facility shall be cancelled in the amount repaid.

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11.          Voluntary prepayment

The Borrower may repay each Advance in whole or in part at any time.

12.           Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Section III shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount prepaid without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	No amount of the Facility cancelled under this Agreement may be subsequently reinstated.

(e)	If all or part of the Advances is repaid or prepaid, an amount of the Facility (equal to the amount of the Advance which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

IV.             Interest

13.          Interest

Interest will accrue on each Advance from the date the Advance is made available to the Borrower (inclusive) until the date on which the Advance has been repaid in full (exclusive).

14.          Calculation of interest

The rate of interest on the Advance for each Interest Period is the percentage rate per annum which is the aggregate of 12-Months EURIBOR (as published on relevant Bloomberg webpage and to be determined by the Lender on the date of the relevant Advance is made) and Margin, provided that, if for any Interest Period that aggregate percentage rate is less than zero (0), that rate shall be deemed to be zero (0) for that Interest Period.

15.          Payment of interest

The Borrower shall pay accrued interest on the Advances on each Interest Payment Date.

16.           Default interest

(a)	If the Borrower fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is the sum of 1 percentage points per annum and the rate which, subject to paragraph (c) below, would have been payable if the overdue amount had, during the period of non-payment, constituted a loan of the overdue amount for successive Interest Periods.

(b)	This Section 16 shall not limit or affect the right of the Lender to demand compensation for damages exceeding the default interest payable hereunder.

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(c)	If any overdue amount consists of all or part of the Advances which became due on a day prior to the Termination Date:

(i)	the first Interest Period for that overdue amount shall be of a duration equal to the period to the Termination Date; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent per annum and the rate which would have applied if the overdue amount had not become due.

(iii)	Any interest accruing under this Section 16 shall be immediately payable by the Borrower on demand by the Lender.

V.            Interest Periods

17.          Length of Interest Periods

Each Interest Period on each Advance shall start on the date the Advance is made available or (if already made) on the last day of its preceding Interest Period and end on the next Interest Payment Date.

18.          Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

VI.             Events of Default

Each of the events or circumstances set out in Section VI is an Event of Default (save for Section 26 (Acceleration).

19.          Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place to be payable, unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 (three) Business Days of its due date.

20.          Other obligations

(a)	The Borrower does not comply with any provision of the Finance Documents (other than those referred to in Section 19 (Non-payment)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (A) the Lender giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

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21.          Cross default

(a)	Any present or future indebtedness of the Borrower for or in respect of monies borrowed or raised is declared to be or otherwise becomes due and payable prior to its stated maturity as a result of any default (however described); or

(b)	Any such indebtedness of the Borrower is not paid when due or within any applicable grace period, as the case may be; or

(c)	The Borrower fails to pay when due or within any applicable grace period, as the case may be, any amount payable by it under any present or future guarantee or other assumption of liability for any monies borrowed or raised; or

(d)	Any security granted by the Borrower for any such indebtedness is declared enforceable upon the occurrence of an event entitling to enforcement.

(e)	No Event of Default will occur under this Section 21 if the aggregate amount of all such indebtedness falling within paragraph (a) to (d) above is less than EUR 25,000,000 (or its equivalent in any other currency or currencies) or (ii) where the Borrower contests in good faith that such payment obligation exists, is due or the requirements for the acceleration are satisfied.

22.          Insolvency

The Borrower:

(a)	is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung);

(b)	suspends making payments on any of its debts;

(c)	by reason of actual or anticipated financial difficulties, commences negotiations with a group or all of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness;

(d)	is overindebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung); or

(e)	a moratorium is declared in respect of any indebtedness of the Borrower.

23.           Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(ii)	composition, compromise, assignment or arrangement with all creditors or a group creditors of the Borrower;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

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(iv)	enforcement of any security over any assets of the Borrower,

or any analogous procedure or step is taken in any jurisdiction.

(b)	This Section 23 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within twenty (20) Business Days of commencement.

24.           Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any material asset or material assets of the Borrower, provided that such creditors' process has or is reasonably likely to have a Material Adverse Effect and is not discharged within thirty (30) Business Days.

25.          Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

26.          Acceleration

On and at any time after the occurrence of an Event of Default the Lender may, by notice to the Borrower:

(a)	cancel (kündigen) the Facility whereupon it shall immediately be cancelled; and/or

(b)	declare (kündigen) that all or part of an Advance, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

VII.               Payment Mechanics

27.          Payments to the Lender

(a)	On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall make the same available to the Lender for value on the due date at the time and in such funds specified by the Lender as being customary at the time for settlement of transactions in EUR in the place of payment.

(b)	Payment shall be made to such account in the principal financial center in such Participating Member State or Frankfurt am Main, as specified by the Lender, and with such bank as the Lender, in each case, may notify to the Borrower by not less than five Business Days' notice.

28.          Distributions to the Borrower

The Lender may (with the Borrower's consent or in accordance with Section 32 (Set-off)) apply any amount payable by it to the Borrower in or towards payment (on the date of receipt) of any amount due from the Borrower under the Finance Documents.

29.          Partial payments

(a)	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in any order selected by the Lender.

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(b)	Paragraph (a) above will override any appropriation made by the Borrower.

30.           No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement.

31.          Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

32.           Set-off

The Lender may set off any matured obligation due from the Borrower under the Finance Documents against any satisfiable (erfüllbar) obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

VIII.                Notices

33.          Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter (pdf-copy sent and signed (e.g. by using DocuSign) electronically, sufficient).

34.          Addresses and electronic mail address

Any and all communication or document to be made or delivered under or in connection with the Finance Documents shall be made to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Party in the same manner by not less than five Business Days' notice:

                (a)            if to the Lender:

Novartis BidCo AG

Lichtstrasse 35

4056 Basel

Switzerland

Attn.: Janet L. Raimondo, Global Head Legal Transactions, and David Quartner,

Lead Legal Counsel M&A

Email: janet.raimondo@novartis.com and david.quartner@novartis.com

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                  (b)         if to the Borrower:

MorphoSys AG

Semmelweisstrasse 7

82152 Planegg

Germany

Attn.: Bodo Marr and Stefano Cainelli

Email: bodo.marr@morphosys.com and stefano.cainelli@morphosys.com

35.          Delivery

(a)	Any communication or document made or delivered by the Lender to another Party under or in connection with the Finance Documents will only be effective when it has been left at the relevant address and actual notice of the receipt of such letter could be expected under regular circumstances, if a particular department or officer is specified as part of its address details provided under Section 34 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when it has been left at the relevant address and actual notice of the receipt of such letter could be expected under regular circumstances and then only if it is expressly marked for the attention of the department or officer identified with the Lender's signature below (or any substitute department or officer as the Lender shall specify for this purpose).

(c)	Any communication or document which becomes effective, in accordance with paragraphs (a) and (b) above, after 17:00 in the place of receipt shall be deemed only to become effective on the following day.

36.          Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) to an electronic mail address identified in accordance with Section 34 (Addresses).

(b)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 17:00 in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(d)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Section 36.

37.          English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

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(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

IX.                  Calculations and Certificates

38.          Certificates and Determinations

(a)	The Lender makes the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)	The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by the Lender under any Finance Document unless the determinations or certifications are inaccurate on their face or fraud can be shown.

39.           Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

X.                 Miscellaneous

40.          Costs and expenses

The Borrower shall, within three Business Days of demand, pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

41.          Partial invalidity and unintentional gaps

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. Invalid provisions and unintended gaps in the Agreement shall be replaced or filled in accordance with the intent of the Parties and the purpose of this Agreement.

42.          Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No waiver or election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

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43.           Amendments and waivers

Any amendment or supplement to, or modification, waiver or termination of, any term of this Agreement, including this provision, shall only be valid if made in writing and signed by both Parties.

44.          Conclusion of this Agreement

This Agreement may be concluded by an exchange of emails (an exchange of signature pages suffices). For purposes of proof and confirmation only, each Party may request that one or several copies of this Agreement shall be originally signed by the Parties.

45.           Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Swiss law.

46.          Jurisdiction

(a)	The courts of Basel have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of Basel are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Section 46 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

47.           Entire Agreement

This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, provided that nothing in this Agreement, express or implied, is intended to or shall be construed to supersede, modify, replace, amend, rescind, waive, expand or limit in any way the rights of the Parties under, and the terms of, the Business Combination Agreement. In the event that any provision of this Agreement is construed to conflict with a provision in the Business Combination Agreement, the Parties agree that the provision in the BCA shall be controlling.

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Schedule
Advance Notice

From:	MorphoSys AG

To:	Novartis BidCo AG

Dated:	_______________

We refer to Clause 4 (Facility) and Clause 7 (Advances) of the EUR 500,000,000 facility agreement dated [●] 2024 between Novartis BidCo AG as lender and MorphoSys AG as borrower (the "Agreement").

Defined terms used in this Advance Notice shall have the meaning ascribed to them in the Agreement, unless the context otherwise requires.

We hereby ask to borrow a Loan under the Facility on the following terms and conditions:

(1)	Proposed Advance date: ________

(2)	Amount: EUR _________

We hereby confirm that the Advance is to be applied for one of the purposes set out in Clause 5 (Purpose).

The Advance is to be paid to the bank account set out in Clause 8 (Bank Account to be credited) in the Agreement.

Yours faithfully

for and on behalf of MorphoSys AG

Hogan Lovells

For and on behalf of

MorphoSys AG

Date:	20 June 2024

/s/ Arkadius Pichota
Name:	Arkadius Pichota
Position:	Chief Executive Officer (Vorstandvorsitzender)

Date:	20 June 2024

/s/ Lukas Gilgen
Name:	Lukas Gilgen
Position:	Chief Financial Officer (Finanzvorstand)

Signature page to Shareholder Loan Facility Agreement

For and on behalf of

Novartis BidCo AG

Date:	20 June 2024

/s/ David Quartner
Name:	David Quartner
Position:	As attorney

Date:	19 June 2024

/s/ Tariq Elrafie
Name:	Tariq Elrafie
Position:	As attorney

Signature page to Shareholder Loan Facility Agreement